UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 2, 2007
Date of Report (Date of earliest event reported)

NU-MEX URANIUM CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-52660	20-1769847
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Plaza Paseo 110 - 4801 Lang Ave. NE Albuquerque, New Mexico, United States	87109
(Address of principal executive offices)	(Zip Code)

(505) 842-5537
Registrant's telephone number, including area code

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - CORPORATE GOVERNANCE

Item 5.02          Departure of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective August 2, 2007, the Board of Directors of Nu-Mex Uranium Corp. (the "Company") accepted the consent to act of James Douglas Brown as a director of the Company.

Mr. Brown possesses over 35 years investment banking experience. Mr. Brown began his banking career as a financial analyst with JP Morgan in London and New York. During the period from 1982 to 1997, Mr. Brown served with Citigroup and Banque Indosuez, focusing on transactions related to the Middle East. Since 1997, he has actively participated in the creation and management of hedge fund opportunities. Currently, Mr. Brown is a principal of Grasmere Limited, a privately held advisory company, which specializes in distribution of hedge funds and corporate finance. In addition, Mr. Brown serves as a director of the following entities: LIM Asia Arbitrage Fund, a large Asian hedge fund; Eastern Capital Fund, a Russian equity fund; Lund Gold Ltd., a junior gold exploration company (LGD:TSX-V); and, since March 2007, Endeavor Energy Corporation (formerly Dujour Products, Inc.), an oil and gas exploration company (ENEC:OTCBB). He also serves on the Advisory Board of Pacific Asia China Energy Inc. (PCE:TSX-V). From July 2003 until June 2007, Mr. Brown served as a director of Inyx, Inc. (IYXI:OTCBB), a specialty pharmaceutical company. Since 2005, Mr. Brown has served as a director of Quest Oil Corporation (QOIL:OTCBB). Mr. Brown holds a law degree from Edinburgh University.

As a result of the addition of Mr. Brown to the Company's Board of Directors, the current officers and directors of the Company are as follows:

Name	Position
Michael Sweeney	President, Chief Executive Officer and Director
Jim Callaghan	Secretary, Treasurer, Principal Accounting Officer, Principal Financial Officer and Director
Allan J. Beaton	Director
D. Bruce Horton	Director
Jas Butalia	Director
James Douglas Brown	Director

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
NU-MEX URANIUM CORP.
DATE: August 7, 2007	/s/ Michael Sweeney ___________________________ Michael Sweeney President, Chief Executive Officer and a director

__________